Exhibit 10.1

January 22, 2025

Michael Lyons

Dear Mike:

On behalf of the Board of Directors of Fiserv, Inc. (“Fiserv”), I am pleased to offer you the role of President, CEO-Elect and member of the Management Committee, reporting directly to Frank Bisignano as Chairman and CEO of Fiserv. In this role, you will work with Frank and Fiserv to transition leadership duties and will advise and engage on driving client outcomes and delivering best in class technology across the enterprise and to our clients.

Upon the earlier of Frank’s confirmation as Commissioner of the Social Security Administration by the U.S. Senate or June 30, 2025 (such earlier date, the “CEO Appointment Date”), you will be promoted to the position of Chief Executive Officer of Fiserv, will remain a member of the Management Committee, and will report directly to the Fiserv Board of Directors (the “Board”).

You will be appointed as a director of the Board upon your assumption of the role of Chief Executive Officer.

This letter, including the Appendix (collectively, this “Letter”), outlines the key elements of your offer to join Fiserv as approved by the Talent and Compensation Committee of the Board (the “Committee”) and the Board of Directors.

Start Date

Your first day at Fiserv will be January 27, 2025.

Location

The job is based at our executive offices located at 1 Broadway in New York City. You will be required to relocate to the New York City area no later than August 1, 2025. In connection with your relocation to the New York City area, Fiserv will provide benefits under Fiserv’s Executive Relocation Program, which will include house hunting trips, packing and moving of your household goods, temporary housing costs, lease termination fees and realtor fees, as applicable. See the attached Relocation Package Summary for more detail.

You will be expected to travel to other Fiserv, customer or business locations as needed from time to time.

Compensation, Benefits and Other Terms and Conditions of Employment

See Appendix A for a description of your compensation and benefits and other terms and conditions of your employment.

Policies

You understand that you will be subject to Fiserv’s policies as in effect from time to time, including: the Code of Conduct & Business Ethics, the Political Contributions and Expenditures Policy, the Compensation Recoupment Policy, the Securities Trading Policy, and the Stock Ownership Policy.

Restrictive Covenant Obligations to Current or Former Employer(s)

Fiserv requires its employees to honor their legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to Fiserv should you leave our employment). Therefore, as a condition of your employment by Fiserv, you must not bring with you from your current or former employer(s) any confidential or proprietary business information or copies of such information; and you may not reveal to Fiserv or any of our employees or use on behalf of Fiserv any confidential or proprietary information belonging to any prior employer or other third party, unless you have been expressly authorized by the owner of such information to do so in writing.

We understand from our conversations that you do not have a non-compete restriction in any letter, agreement, incentive document or employment contract with your current employer, or any other document although you may be subject to other restrictive covenants, including non-solicitation restrictions on the solicitation of customers, vendors and employees. Therefore, by accepting this offer of employment, you represent to us that your acceptance of this position and the performance of the duties assigned will not reasonably be expected to cause the violation of any prior agreements or obligations between yourself and any other party.

Requirements of Employment

Prior to your start date, you agree to: (1) provide us with documentation establishing your eligibility to work in the United States as required by Federal law; (2) submit to such additional background checks as may be required by Fiserv; (3) complete a pre -employment drug screen within the assigned expiration date (48 business hours of submitting background check application) and a negative result of your pre-employment drug screen; and (4) sign the enclosed Mutual Agreement to Arbitrate Claims and Confidentiality and Development Agreement. You will be notified in writing when our background check and the other pre-hire processes have been completed to our satisfaction. If contacted by Fiserv or any Fiserv vendor regarding any of the above, responses are required within 24 hours of the request unless there are extraordinary circumstances.

This offer letter is an employment contract for an indefinite period of time. If this offer is accepted, it will be enforceable by its terms by each party, subject to the terms and conditions of this Letter (including Appendix A), the Executive Severance Policy (as defined below) and other agreements between you and Fiserv or its affiliates.

Conclusion

Mike, we look forward to having you as part of the team that will deliver superior value for our clients, shareholders, and employees.

Sincerely yours,

/s/ Doyle R. Simons

Doyle R. Simons
Lead Independent Director
Chair, Talent and Compensation Committee

Acknowledged and accepted:

/s/ Michael Lyons	Date: January 22, 2025
Michael Lyons

Appendix A

Duties

You will have such duties, functions, and responsibilities as contemplated by Fiserv’s by-laws and as the Board shall designate, provided, that such duties, functions and responsibilities are commensurate with your initial position of President and CEO-Elect and, when applicable, Chief Executive Officer.

Annual Compensation Package

Your total annual compensation opportunity will be in the following components:

•

Annual Base Salary: Your annual base salary for 2025 will be $1,300,000, which is $50,000 per pay period, which will be subject to review by the Committee on an annual basis and which may be increased from time to time, but shall not be decreased.

•

Incentive Compensation Opportunity: Fiserv’s incentive compensation opportunity is paid as a mix of cash compensation and equity awards. In addition to the awards set forth below, in 2026 and future years, you will be eligible to receive annual incentive compensation including annual cash incentives and annual grants of equity awards under Fiserv’s Amended and Restated 2007 Omnibus Incentive Plan or any successor plan thereto (the “Plan”) as approved by the Board (or the Committee) from time to time.

•

Your target annual cash incentive compensation opportunity will be 200% of your then-current base salary, or $2,600,000 based on an initial base salary of $1,300,000. The cash component of your incentive compensation opportunity will be determined annually consistent with other members of the Management Committee and will range from 0% to 200% of the target opportunity based on company and individual performance.

•

Your annual equity incentive compensation opportunity for 2025 will be granted as $6,440,000 of time-vested Restricted Stock Units (“RSUs”) and $9,660,000 of Performance Share Units (“PSUs”) (collectively, your “2025 Awards”). Subject to your continued employment (other than as set forth in this Letter and under the Executive Severance Policy), the terms of the applicable incentive compensation plan(s), and acknowledgment of the equity award agreements, the RSUs will vest 33% on the first three anniversaries of the grant date and the PSUs will cliff vest after three years based upon certification of achievement of the PSU performance goals and contain substantially the same terms as the PSU awards granted to the other members of the Management Committee. Your initial annual equity grants will be made with a grant date of February 7, 2025, which is the date that annual equity grants will be made to other members of the Management Committee, and the dollar amounts reflected above will be converted to a number of units based on the same conversion methodology that applies to other members of the Management Committee (RSUs are determined by dividing the dollar amount shown by the closing price of a Fiserv share on the grant date and PSUs are determined by dividing the dollar amount shown by the average price of a Fiserv share for the 5-day period prior to (and inclusive of) the grant date).

For equity awards in 2026 and future years, the amount, structure, and form of any incentive compensation opportunity will be subject to all terms and conditions of the applicable incentive compensation plan(s) and equity award agreements and will be determined by Fiserv in its sole discretion, which includes the right to provide a different equity award mix or different terms and conditions than those described above. The incentive compensation opportunity depends on achievement of corporate objectives as determined by the Board in its discretion, and further adjusted to reflect individual performance. Finally, to the extent permitted by law, all equity award agreements will contain post-employment obligations including non-disclosure, non-compete, and non-solicitation (of employees and clients) obligations provided that such post-employment obligations will be no more restrictive to you than as currently provided under Fiserv’s current equity award forms applicable to executives.

Replacement Awards

In consideration of the amount of unvested equity and annual cash incentives that you will forfeit upon your termination from your current employer, you will receive the following replacement awards with a grant date of February 7, 2025:

•	A cash payment in the gross amount of $11,665,108.57 (the “Cash Payment”) intended to replace:

•	$7,465,108.57 of unvested equity from your current employer that is scheduled to vest within the next month and

•	$4,200,000.00, which is the cash portion of your 2024 annual incentive expected to be provided by your current employer if had you remained employed with your current employer.

•

A replacement equity award comprised of 14,833.14 time-vested restricted stock units (“Replacement RSUs”) and 114,987.71 of performance share units (“Replacement PSUs”) to replace the equity you are forfeiting upon joining Fiserv.

Cash. The Cash Payment will be paid as soon as practicable after your start date, but in no event later than five business days after your start date.

RSUs. The Replacement RSUs will vest as follows: 9,725.06 will vest on December 31, 2025 and 5,108.08 will vest on December 31, 2026. Except for the vesting dates and other terms described herein and in the Executive Severance Policy, the Replacement RSUs award agreement will be in substantially the same form, and contain substantially the same terms, as the time-vesting RSU awards granted to other members of the Management Committee.

PSUs. The Replacement PSUs will vest as follows: 20,780.33 will vest subject to the achievement of Fiserv’s 2023-2025 performance goals and 94,207.38 will vest subject to the achievement of Fiserv’s 2024-2026 performance goals. The Replacement PSU award agreements will be in substantially the same form, and contain substantially the same terms, as the 2023 and 2024 PSU awards, respectively, granted to the other members of the Management Committee, as modified by this Letter and subject to the Executive Severance Policy.

Other Terms. Your replacement equity awards are subject to your continued employment, subject to the terms of this Letter and the Executive Severance Policy, and the terms and your acknowledgement of the applicable equity award agreements, which will be provided to you prior to your start date. You will receive a welcome kit via email from Fidelity, our third-party administrator, within 60 days of your start date containing instructions for activating your account and viewing your grant.

Time Off

As a senior executive you are expected to commit a significant amount of time to your work and in recognition of that, we do not have a pre-determined limit on the amount of vacation time that may be taken in a year. You will be entitled to the amount of vacation time that you think appropriate provided you continue to meet your responsibilities to Fiserv.

Business Expenses

You are authorized to incur reasonable business expenses in carrying out your duties and responsibilities for Fiserv, and Fiserv will promptly reimburse you for all such properly documented business expenses incurred in accordance with Fiserv’s travel and business expense reimbursement policy applicable to you.

Benefits

Fiserv offers a comprehensive benefits package, including a 401(k) plan, designed to help provide security and peace of mind for you and your family. Fiserv places a strong emphasis on health and wellness education, and preventive services aimed at helping maintain your health and become an informed consumer. Most of our benefits are effective on your first day of employment. The Associate Benefits Guide will provide additional information and specific eligibility requirements of our current benefit programs.

You will also be eligible for such executive perquisites, fringe, and other benefits as are provided to senior executives of Fiserv and their families generally under any of the Fiserv plans and programs in effect from time to time and such other benefits as are customarily available to Fiserv executives and their families. In addition, you will be provided with the following perquisites: (1) travel on a private aircraft when you travel on business on behalf of Fiserv, (2) reasonable non-exclusive use of Fiserv’s private aircraft for personal travel for you and your family (any income from which will be imputed to you at Standard Industry Fare Level rates in accordance with Treasury Regulation Section 1.61-21(g)(5)), (3) use of company-provided car and driver, and (4) company-provided security.

Additionally, your entitlement to severance benefits will be governed by the Fiserv, Inc. Executive Severance and Change of Control Policy (as modified by the terms of this Letter, the “Executive Severance Policy”) in effect for other similarly situated Management Committee members, provided that your severance benefits under the Executive Severance Policy will be modified as follows:

•

Your cash severance benefit will be 2.0 times your then-current annual base salary and target cash incentive, instead of 1.5 times and in the case of an Eligible Termination occurring within two years following a Change of Control (as such capitalized terms are defined in the Executive Severance Policy), your cash severance benefit will be 2.99 times your then-current annual base salary and target cash incentive.

•

You will receive a pro-rata portion of your annual cash incentive for the year in which termination of employment occurs based on the numbers of days you will have served in such year until the date of termination divided by the number of calendar days in such year, paid within ten business days after the effectiveness of the Release set forth in the Executive Severance Policy.

•	You will be provided 24 months of COBRA continuation coverage at no premium cost to you.

•

Your Replacement RSUs will immediately vest in full and be settled within ten business days after the effectiveness of the Release set forth in the Executive Severance Policy. All other time-vesting RSUs outstanding at your date of termination will continue to vest for 12 months after your termination date, with any such RSUs that will not vest during that 12-month period to be forfeited at the termination date and such other RSUs that remain outstanding after your termination will be subject to forfeiture if you breach your restrictive covenant agreement in effect with Fiserv.

•

Your Replacement PSUs will immediately vest in full at the target level of performance and be settled within ten business days after the effectiveness of the Release set forth in the Executive Severance Policy. All other PSUs will vest on a pro-rated based on the level of achievement of the applicable performance goals as measured at the end of the performance period and such PSUs that remain outstanding after your termination will be subject to forfeiture if you breach your restrictive covenant agreement in effect with Fiserv.

•

Upon an Eligible Termination occurring within the two year period following a Change of Control (as defined in the Plan), all of your then-outstanding equity awards will immediately vest in full with performance determined at the higher of target or actual performance on the termination date, and such awards will be settled (in shares or other marketable securities of the surviving parent entity or in cash) no later than five business days after the effectiveness of the Release set forth in the Executive Severance Policy.

•	Your benefits under the Executive Severance Policy, as modified by this Letter, may not be amended or terminated by Fiserv or any other entity without your prior written consent.

•

For purposes of the Executive Severance Policy and this Letter, “Cause” shall mean any of the following: (a) your dishonesty or similar serious misconduct directly related to the performance of your duties and responsibilities under this Letter, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of Fiserv; (b) your conviction of a misdemeanor involving moral turpitude or of a felony; (c) your drug or alcohol abuse which materially impairs the performance of your duties and responsibilities as set forth herein; (d) your substantial continuing willful and unreasonable inattention to, neglect of, or refusal by you to perform your duties and responsibilities under this Letter; (e) your willful or intentional material violation of a material provision of Fiserv’s Code of Conduct, as it may be amended from time to time, or other material Fiserv policies in effect from time to time; or (f) any other willful or intentional material breach or breaches of this Letter by you. “Cause” shall not exist unless Fiserv has provided you with thirty (30) days, or such longer period as Fiserv may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Cause and no notice of termination for Cause shall be delivered unless the Board has made a good faith determination, after providing you with the opportunity to appear before the Board and be heard, that the conduct or acts specified in the notice of termination occurred and constitute Cause and such notice of termination provides you with an opportunity to cure such conduct or acts as set forth above.

•

For purposes of the Executive Severance Policy and this Letter, an “Eligible Termination” as defined under the Executive Severance Policy shall include a resignation by you for Good Reason provided that you provide written notice to Fiserv, explaining in reasonable detail the facts and circumstances alleged to provide a basis for Good Reason termination, no later than ninety (90) days after your knowledge of the occurrence of the act alleged to provide grounds for Good Reason and you resign from employment no later than ninety (90) days after the end of the thirty (30) day (or longer) Fiserv cure period described in the last sentence of this paragraph. “Good Reason” shall mean for such purposes the occurrence at any time of any of the following without your prior written consent: (a) if you are not appointed as Chief Executive Officer of Fiserv and appointed as a member of the Board as of the CEO Appointment Date in accordance with the terms of the Letter; (b) any breach of the Letter or the Executive Severance Policy, other than an insubstantial and inadvertent failure not occurring in bad faith that Fiserv remedies promptly after receipt of notice thereof given by you; (c) a reduction in your (x) base salary or (y) target annual cash incentive opportunity; (d) the removal of you from your position as Fiserv’s President and CEO-Elect, or after appointment, as Fiserv’s Chief Executive Officer, except in the event that such removal relates to the termination by Fiserv of your employment for Cause or by reason of disability (which qualifies as a disability under the Fiserv long-term disability plan); (e) a good faith determination by you that there has been a material adverse change, without your written consent, in your working conditions or status with Fiserv, including but not limited to (i) a significant change in the nature or scope of your authority, powers, functions, duties or responsibilities as contemplated by the Letter, or (ii) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that Fiserv remedies within ten (10) days after receipt of notice thereof given by you; (f) the relocation of your principal place of employment to a location more than 35 miles from the greater New York, New York metropolitan area, provided such new location is not closer to your principal residence; or (g) the failure by Fiserv to obtain an agreement from any successor to Fiserv to assume the Letter. If notice of Good Reason is provided by you, Fiserv shall have thirty (30) days, or such longer period as you may determine is appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Good Reason.

Miscellaneous

The Letter, including this Appendix A, shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws.

The Letter, including this Appendix A, incorporates the complete understanding and agreement between you and Fiserv with respect to the matters addressed herein and supersedes any and all other prior or contemporaneous agreements, written or oral, between you and Fiserv with respect to such matters.

Fiserv will be responsible for the payment of up to $50,000 of legal fees incurred by you in connection with your appointment and the negotiation of this Letter and ancillary documents, and will promptly remit payment to the legal counsel of your choosing following receipt of an invoice and supporting documentation reasonably requested by Fiserv.

It is intended that this Letter and any amounts payable (whether in cash or property) under the Letter, including this Appendix A, shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury regulations and other published guidance relating thereto) (the “Code”) so as not to subject you to the payment of any interest or additional tax imposed under Section 409A of the Code, and the provisions herein will be interpreted and construed in accordance with such intent. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, you shall not be considered to have terminated employment or service with Fiserv for purposes of the Letter and no payment shall be due to you in connection with a termination of employment or service under the Letter until you would be considered to have incurred a “separation from service” from Fiserv and its affiliates within the meaning of Section 409A of the Code. Any payments described in the Letter that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Letter, to the extent that any amounts payable under the Letter (or any other amounts payable under any plan, program or arrangement of Fiserv or any of its affiliates) are payable to you upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon your death, if earlier). Each amount to be paid or benefit to be provided under this Letter shall be construed as a separate identified payment for purposes of Section 409A of the Code. Fiserv shall have the sole authority to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to you with respect to any deferred amounts, provided that such distributions meet the requirements of Treas. Reg. Section 1.409A-3(j)(4).

Fiserv has the right to deduct all required withholding taxes from any compensation payable to you.